   As filed with the Securities and Exchange Commission on September 10, 1996

                                                        Registration No. 333-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               EXIDE CORPORATION
             (Exact name of registrant as specified in its charter)


            Delaware                                           23-0552730
  (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                         Identification Number)

     1400 North Woodward Avenue                                  48304
     Bloomfield Hills, Michigan                               (Zip Code)
(Address of Principal Executive Offices)



                               EXIDE CORPORATION
                     1996 NON-EMPLOYEE DIRECTORS STOCK PLAN
                            (Full title of the plan)

                               Bernard F. Stewart
                  Executive Vice President and General Counsel
                               Exide Corporation
                           1400 North Woodward Avenue
                        Bloomfield Hills, Michigan 48304
                    (Name and address of agent for service)

                                 (810) 258-0080
         (Telephone number, including area code, of agent for service)

                                    Copy to:
                            Carter W. Emerson, Esq.
                                Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                                 (312) 861-2000

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------------------------
 Title of securities to be   Amount to be registered     Proposed maximum          Proposed maximum         Amount of registration
 registered                                             offering price per        aggregate offering                fee/2/
                                                             share/1/                  price/1/
- ------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value              20,000
 $.01 per share                      shares                  $27.44                   $548,800                     $189.24
- ------------------------------------------------------------------------------------------------------------------------------------

- -------------------------------
/1/Estimated solely for the purpose of calculating the amount of registration fee in accordance with Rule 457(h), based upon the average of the high and low sales price of the Common Stock on the New York Stock Exchange as reported in the consolidated reporting system as of September 6, 1996.

/2/Registration fee is calculated on the basis of 1/29 of 1% of the proposed maximum aggregate offering price.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The documents containing information specified in Part I (plan information and registrant information) will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Pursuant to Rule 416 under the Securities Act, this Registration Statement shall be deemed to cover any additional shares offered under the Plan in order to reflect share splits, share dividends, mergers and other capital changes.

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed by Exide Corporation (the "Corporation") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference (File No. 1-11263):

     (a) the Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 1996;

     (b) the Corporation's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 filed on August 14, 1996; and

     (c) the description of the Common Stock contained in the Corporation's Registration Statement on Form S-1 filed November 23, 1994 (Registration Number 33-56581).

         All reports and other documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Corporation may and, in certain cases, must be indemnified by the Corporation against, in the case of a non-derivative action, judgements, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action. In the case of a derivative action, such person must be indemnified against expenses (including attorney's fees). In either type of action the person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is fairly and reasonably entitled to indemnity for expenses. In a non-derivative action, this indemnification does not apply to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

               Article Tenth of the Corporation's Certificate of Incorporation and Article V of the Corporation's Bylaws provide that the Corporation shall indemnify each person who is or was an officer or director of the Corporation to the fullest extent permitted by Section 145 of the DGCL as currently in effect or as the same may be amended (but only to provide fuller indemnification) in the future.

               Article Ninth of the Corporation's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable.

ITEM 8.   EXHIBITS.

               See Exhibit Index.

ITEM 9.   UNDERTAKINGS.

          (a)  The Corporation hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, State of Pennsylvania, on September 10, 1996.

                               EXIDE CORPORATION

                               By:  /s/ Alan E. Gauthier
                                  ---------------------------------------------
                                   Alan E. Gauthier
                                   Executive Vice President and Chief Financial
                                     Officer


          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 10, 1996.


       SIGNATURE                                  CAPACITY
       ---------                                  --------

/s/ Arthur M. Hawkins           President, Chairman of the Board and Director
- ----------------------
Arthur M. Hawkins               (Principal Executive Officer)

/s/ Alan E. Gauthier            Executive Vice President, Chief Financial
- ----------------------          Officer and Director(Principal Financial
Alan E. Gauthier                and Accounting Officer)


/s/ Douglas N. Pearson          Executive Vice President - North American
- ----------------------          Operations and Director
Douglas N. Pearson

/s/ Earl Dolive                 Director
- ----------------------
Earl Dolive

/s/ Robert H. Irwin             Director
- ----------------------
Robert H. Irwin

/s/ Arthur R. Taylor            Director
- ----------------------
Arthur R. Taylor

                                 EXHIBIT INDEX


  Exhibit                                                      Sequentially
  Number                 Description of Document               Numbered Page
- -----------      ---------------------------------------      ---------------
   4.1           Restated Certificate of Incorporation              N/A
                 of the Corporation, incorporated by
                 reference from Exhibit 4.2 to the
                 Corporation's Registration Statement on
                 Form S-3 (Registration No. 333-00885),
                 as amended.

   4.2           Restated Bylaws of the Corporation,                N/A
                 incorporated by reference from Exhibit
                 3.2 to the Corporation's Registration
                 Statement on Form S-1 (File No.
                 33-68016), as amended.

   4.3           Exide Corporation 1996 Non-Employee
                 Directors Stock Plan.                              ___

    5            Opinion of Kirkland & Ellis.                       ___

   23.1          Consent of Arthur Andersen LLP.                    ___

   23.2          Consent of Kirkland & Ellis
                 (included in Exhibit 5).                           N/A